UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
washington, d.c. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 2, 2009

RPC, INC.
(Exact name of registrant as specified in its charter)
_________________________

Delaware	1-8726	58-1550825
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 Buford Highway, Suite 520, Atlanta, Georgia 30329
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (404) 321-2140

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into Material Definitive Agreement.

On September 2, 2009, RPC, Inc. (the “Company”) entered into that certain Second Amendment to Revolving Credit Agreement dated as of September 2, 2009, by and among the Company, the several banks and other financial institutions party thereto and SunTrust Bank, in its capacity as Administrative Agent (the “Amendment”).  As previously reported in the Company’s Current Reports on Form 8-K dated September 8, 2006 and June 9, 2008, the Company maintains a revolving credit facility which, prior to the Amendment, allowed for maximum borrowings of up to $296.5 million. The Amendment serves to (i) reduce the amount of the credit facility to $200 million, (ii) revise the definition of the term “Base Rate” to provide that such rate will not be less than the per annum rate determined by increasing the one month LIBOR rate by one percent, and (iii) revise the definition of the term “Interest Coverage Ratio” to provide that such ratio will be determined by the Company’s EBITDA and not EBIT.  The Amendment is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(a) Financial Statements

(b) Pro Forma Financial Information

(c)  Exhibits

Exhibit Number	Description

99.1
Second Amendment to Revolving Credit Agreement dated as of September 2, 2009, by and among the Company, the several banks and other financial institutions from time to time party thereto and SunTrust Bank, in its capacity as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, RPC, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPC, Inc.

Date: September 3, 2009	/s/ Ben M. Palmer
Ben M. Palmer
Vice President, Chief Financial Officer and Treasurer